Exhibit 10.2

FOURTH AMENDMENT TO SUBLEASE
THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of October 25, 2024, by and between 1001 WARSON PROPERTY OWNER, LLC, a Delaware limited liability company (“Landlord”), and BENSON HILL HOLDINGS, INC. (f/k/a Benson Hill, Inc.), a Delaware corporation (“Tenant”).
R E C I T A L S:

A.    Landlord and Tenant entered into that certain Sublease dated August 9, 2019 (the “Original Lease”), as amended by that certain Amendment to Sublease dated November 5, 2019 (the “First Amendment”), as further amended by that certain Second Amendment to Sublease dated June 1, 2020 (the “Second Amendment”), and as further amended by that certain Third Amendment to Sublease dated October 1, 2021 (the “Third Amendment”, and collectively with the Original Lease, First Amendment and Second Amendment, the “Lease”), pursuant to which Tenant leased from Landlord that certain premises consisting of approximately 151,829 square feet of rentable area (the “Premises”), which Premises have been remeasured as more particularly set forth below and constitute the entire rentable area in the office building located at 1001 N. Warson Road, Creve Coeur, Missouri 63132 (the “Building”).

B.    Landlord has engaged an architect to remeasure the Premises and Building in connection with the conversion of the Building to a multi-tenant use (the “Remeasurement”), and, in connection with such Remeasurement, the architect has determined that the Premises and Building consist of 152,256 square feet of rentable area.

C.    The parties desire to utilize the square footages determined by the Remeasurement for the various portions of the Premises and Building on a “going forward” basis from and after the Surrender Date (as hereinafter defined).

D.    The Term of the Lease is scheduled to expire on June 30, 2031.

E.    Tenant desires to surrender a portion of the Premises located on the first (1st) floor of the Building and containing approximately 28,875 square feet of rentable area as set forth in the current Lease and which has been determined by the Remeasurement to contain approximately 28,730 square feet of rentable area (the “Surrendered Space”), which Surrendered Space is depicted on Exhibit A attached hereto and by this reference made a part hereof .

F.    Tenant desires to extend the Term of the Lease for the portion of the Premises on the third and fourth floor consisting of approximately 75,916 square feet of rentable area as set forth in the current Lease and which has been determined by the Remeasurement to contain approximately 84,287 square feet of rentable area (the “3rd and 4th Floor Premises”) to June 30, 2034.

G.    Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.    Surrender of Possession of Surrendered Space. No later than the later of (i) twenty-one (21) days after the date of this Amendment and (ii) ten (10) days after the Contingency Satisfaction Date, as defined below (the “Outside Surrender Date”), Tenant shall (a) remove all Tenant’s moveable trade fixtures, furniture and other personal property from the Surrendered Space; (b) surrender possession of the Surrendered Space to Landlord in broom-clean condition and in accordance with the requirements of the Lease; provided that, for avoidance of doubt, in no event shall Tenant be required to remove any improvements or alterations from the Surrendered Space; and (c) surrender to Landlord all keys for the Surrendered Space (collectively, the “Surrender Requirements”). Tenant hereby acknowledges and agrees that if Tenant fails to remove any and all of Tenant’s furniture, Tenant’s moveable trade fixtures and Tenant’s personal property from the Surrendered Space on or prior to the Outside Surrender Date, Landlord may, at Landlord’s option, cause same to be removed at Tenant’s expense and Tenant hereby agrees to reimburse Landlord for the reasonable cost of such removal together with any and all damages actually incurred by Landlord by reason of the failure of Tenant to remove same. Further, Tenant’s failure to comply with the Surrender Requirements by the Outside Surrender Date shall be deemed a holdover of the Surrendered Space by Tenant entitling Landlord to exercise all of its rights and remedies at law, in equity and under the Lease, including, without limitation, the right to collect Rent with respect to the Surrendered Space at one hundred fifty percent (150%) of the rate per rentable square foot in effect as of the Surrender Date, on a monthly basis without reduction for partial months, from the Outside Surrender Date until Tenant has satisfied the Surrender Requirements. Tenant does hereby acknowledge and agree that Tenant’s surrender of the Surrendered Space to Landlord shall not terminate the Lease with respect to the remainder of the Premises or release Tenant from its obligations under the Lease including, but not limited to, Tenant’s obligation to pay Base Rent, Additional Rent, and all other charges imposed on Tenant under the Lease accruing with respect to the Surrendered Space prior to the Surrender Date (as hereinafter defined). Tenant shall be liable to Landlord for costs incurred by Landlord as a result of Tenant’s failure to perform any of the foregoing, which liability shall survive the Surrender Date.
Tenant agrees that upon the date that Tenant surrenders the Surrendered Space in accordance with the Surrender Requirements (the “Surrender Date”), Landlord shall be released from all claims, costs, causes of action, damages and all other liability related to Tenant’s lease of the Surrendered Space. Subject to the agreements, representations, warranties and indemnities contained in this Amendment and the rest of the Lease, Landlord agrees to accept the surrender of the Surrendered Space from and after the Surrender Date and, effective as of the Surrender Date, Landlord, on its behalf and on behalf of its direct and indirect owners, shareholders, directors, officers, employees, agents, legal representatives, successors and assigns forever releases and discharges Tenant and its legal representatives, agents and successors from all obligations to be observed and performed by Tenant and its legal representatives, agents and successors under the Lease with respect to the Surrendered Space after the Surrender Date. Nothing contained in this paragraph shall be deemed to release Tenant from its obligation to satisfy, perform and fulfill all of the agreements set forth in this Amendment. Notwithstanding anything contained in this Amendment to the contrary, Landlord and Tenant shall remain liable for all of their respective obligations under the Lease with respect to the Surrendered Space accruing prior to the Surrender Date, including, without limitation, (i) all year-end adjustments and reconciliations with respect to the Taxes and Operating Expenses for that portion of the calendar year up to and including the Surrender Date; and (ii) indemnification obligations accruing prior to the Surrender Date, all of which shall survive the Surrender Date.
Tenant hereby certifies, with respect to Tenant’s rights in and occupancy of the Surrendered Space, that the following statements are true as of the date hereof and will be true on the Surrender Date:
(a)    Tenant owns and holds the entire interest of Tenant under the Lease; provided that there are currently in place (i) a sublease of certain portions of the second floor of the Building pursuant to a Sublease Agreement dated November 20, 2023, by and between Tenant and Ostara St. Louis, Ltd., as consented to by Landlord on December 22, 2023; and (ii) a sublease of certain portions of the second floor of the Building pursuant to a Sublease Agreement dated April 9, 2024, by and between Tenant and 39 North Agtech Innovation District, as consented to by Landlord on April 26, 2024 (collectively, the “Existing Subleases”);
(b)    There exist no subleases affecting the Surrendered Space or any part thereof;
(c)    Tenant has not assigned or encumbered Tenant’s interest under the Lease or any part thereof other than pursuant to the Existing Subleases (which do not affect the Surrendered Space);
(d)    Tenant has not at any time done or suffered any act or omission and will not do or suffer any act or omission whereby the Surrendered Space or any part thereof is or may be in any way charged, assessed or encumbered. No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Surrendered Space have been let by Tenant or are outstanding that have not been performed and satisfied; and
(e)    Tenant has full authority to execute and deliver this Amendment.
Tenant agrees to defend, indemnify and save Landlord harmless from and against all loss, cost, damage and expense sustained by Landlord (including, without limitation, all expenses, costs and reasonable attorneys’ fees of Landlord in any action or defense undertaken by Landlord to protect itself from such loss or damage) resulting from any breach by Tenant of the covenants, representations and warranties made herein, from any lien, charge, encumbrance or claim against the Surrendered Space relating to any work or action caused or undertaken by or on behalf of Tenant prior to the Surrender Date, from any failure of Tenant to surrender possession of the Surrendered Space prior to the Outside Surrender Date in the manner required hereunder, and from any claim against Landlord for which the Tenant is responsible pursuant to the terms of the Lease and accrues or has accrued prior to the Surrender Date, which obligation shall survive the Surrender Date.

Effective on the Surrender Date, the Surrendered Space shall be subtracted from the Premises pursuant to the terms and conditions of this Amendment and the “Premises” under the Lease thereafter shall be deemed to consist of 123,526 square feet of rentable area. Notwithstanding anything to the contrary contained herein, and notwithstanding Tenant’s delivery of possession of the Surrendered Space to Landlord prior to the Surrender Date, Tenant shall continue to remain liable for the payment of Base Rent and Additional Rent accruing with respect to the Surrendered Space through and including the day prior to the Surrender Date.
2.    Rent.
(a)    Commencing on the Surrender Date and continuing through the current Term, Base Rent payable by Tenant for the Premises shall be as follows, and shall be payable at the same times and in the same manner as set forth in the Lease:

Period	Annual Base Rent per Rentable Square Foot	Annualized Base Rent	Monthly Installments of Base Rent
Surrender Date – 6/30/2025	$41.40	$5,113,976.40	$426,164.70
7/1/2025 – 6/30/2026	$42.20	$5,212,797.20	$434,399.77
7/1/2026 – 6/30/2027	$43.01	$5,312,853.26	$442,737.77
7/1/2027 – 6/30/2028	$43.84	$5,415,379.84	$451,281.65
7/1/2028 – 6/30/2029	$44.68	$5,519,141.68	$459,928.47
7/1/2029 – 6/30/2030	$45.54	$5,625,374.04	$468,781.17
7/1/2030 – 6/30/2031	$46.42	$5,734,076.92	$477,839.74
(b)    Notwithstanding anything contained in the Lease to the contrary, from the Surrender Date until the expiration of the Rent Abatement Period under the Newleaf Lease (the “Newleaf Rent Abatement Period Expiration Date”*), in addition to the amounts set forth in Section 2(a), Tenant’s Base Rent shall also include the following amounts (which shall be payable at the same times and in the same manner as set forth in the Lease):

Period	Annual Base Rent per Rentable Square Foot of Surrendered Space	Additional Monthly Installments of Base Rent
Surrender Date – 6/30/2025	$41.40	$99,118.50
7/1/2025 – 12/31/2025	$42.20	$101,033.83
*For the avoidance of doubt, the Rent Abatement Period under the Newleaf Lease ends ten (10) months after the Lease Commencement Date thereunder. The Lease Commencement Date under the Newleaf Lease (the “Newleaf Lease Commencement Date”) is defined as “The earlier to occur of (i) the date Tenant substantially completes the Tenant Improvements on the Premises, or (ii) March 1, 2025”; accordingly, in no event shall Tenant be required to pay amounts pursuant to this subsection (b) for any periods following December 31, 2025. Landlord shall promptly notify Tenant when the Newleaf Rent Abatement Period Expiration Date occurs. To the extent Tenant has paid amounts under this Section 2(b) applicable to periods after the Newleaf Rent Abatement Period Expiration Date has occurred, Tenant will be refunded such amounts.
(c)    In addition to Base Rent, Tenant shall continue to pay Tenant’s Share of Operating Expenses, Taxes and any other additional rent and charges due under the Lease with respect to the Premises following the Surrender Date; provided, however, that commencing on the Surrender Date, Tenant’s Share shall be reduced to 81.13%. Notwithstanding the foregoing or anything in the Lease to the contrary, Tenant shall continue to pay (i) 100% of Operating Expenses and Taxes for the Building, (ii) 100% of the costs of all utilities and services for the entire Building (including, but not limited to, water, sewer, storm sewer, electricity and gas), but excluding costs of “additional services” requested by Newleaf, such as janitorial services beyond building standard, and (iii) all late fees for late payment of any of the foregoing under the Lease applicable to the period from the Surrender Date until the Newleaf Lease Commencement Date, it being acknowledged and understood by Tenant that Tenant will be responsible for all Operating Expense, Taxes and costs of utilities and services (subject to the exclusion for “additional services” referenced above) for the Surrendered Space until Newleaf becomes responsible for same under the Newleaf Lease; provided, however, Tenant will be required to pay for 100% of the electricity in the Building applicable to the period from the Surrender Date until the Newleaf Lease Commencement Date (“Electricity Costs”), it being further acknowledged by Tenant that (i) electricity will not be separately metered to the Surrendered Space until the Newleaf Lease Commencement Date; and (ii) Electricity Costs incurred as a result of after-hours HVAC or after- hours construction by Newleaf will not be deemed an “additional service” hereunder.
3.    Demising of Premises. Tenant shall reimburse Landlord within thirty (30) days after receipt of Landlord’s written invoice therefor accompanied by reasonable supporting documentation, for all costs and expenses reasonably incurred by Landlord in separately demising the Surrendered Space from the remainder of the Premises (“Demising Costs”) up to the amount of Fifty Thousand Dollars ($50,000.00) (the “Demising Costs Cap”). Tenant shall grant Landlord and Landlord’s contractors such access to the Premises as may be reasonably necessary or desirable for Landlord to complete the demising of the Surrendered Space, and no such entry shall be deemed an eviction or partial eviction or entitle Tenant to abatement of rent or any other remedy. Tenant shall cooperate with the Landlord in the performance of such work, including, without limitation, moving employees, furniture, equipment and other personal property as may be reasonably requested by Landlord to ensure the expeditious and safe completion of such work.
4.    Forfeiture of Remaining Tenant Improvement Allowances. Effective as of the date of this Amendment (but subject to the satisfaction of the condition set forth in Section 6), Tenant hereby forfeits the right to collect any of the undisbursed Tenant Improvement Allowance under Section 7 of the Third Amendment (inclusive of Section 7 of Exhibit A attached thereto). Further, Tenant hereby acknowledges and agrees that Landlord has no remaining obligations under the Lease to (i) provide any tenant improvement allowances or construction cost reimbursements to Tenant, or (ii) perform any tenant improvements, alterations or additions to the

Premises for Tenant or on Tenant’s behalf (provided that the foregoing shall not limit Landlord’s ongoing maintenance obligations as modified pursuant to Section 7 of this Amendment).
5.    Second Floor Improvements. The third (3rd) sentence of Section 7 of the Third Amendment and all provisions of such Section following the third (3rd) sentence are hereby deleted and the following language shall be inserted in lieu thereof: “Additionally, Tenant shall be required to cause the buildout of the remaining rentable square feet of the Expansion Premises (i.e. that portion of the Expansion Premises that is not built out as indicated on the Lab Working Drawings (as defined in Exhibit A)) to be (i) 50% market Class A office space; and (ii) 50% market Class A laboratory space, pursuant to plans submitted to Landlord by Tenant prior to commencement of the buildout and approved by Landlord in its reasonable judgment, which work must be completed prior to August 1, 2026.”
6.    Contingency To Partial Surrender. This Amendment and the early termination of the Lease are subject to and contingent upon Landlord and Newleaf Symbiotics, Inc. (“Newleaf”) executing a Lease whereby Newleaf will expand into the Surrendered Space (the “Newleaf Lease”). In the event that Landlord and Newleaf do not execute the Newleaf Lease within thirty (30) days after the date of this Amendment (with such date of full execution deemed the “Contingency Satisfaction Date”), this Amendment shall be void and of no further force and effect and Tenant shall continue to lease the Surrendered Space pursuant to the terms of the Lease.
7.    Termination of Single-Tenant Maintenance and Utility Provisions.
(a)    Effective as of the Surrender Date, Section 8 of the Third Amendment (entitled “Maintenance”) and Section 9 of the Third Amendment (entitled “Utilities and Fees”) are deemed terminated and without further force and effect, it being acknowledged by Landlord and Tenant that both (i) the maintenance and management of the Building; and (ii) the payment of association fees under the Condominium Documents and utilities by Tenant (and any other Operating Expenses) shall be governed by the terms of the Original Lease. Landlord and Tenant shall cause the bills for water, sanitary sewers, electric, and gas that will continue to serve the Common Areas of the Building and the Surrendered Space after the Surrender Date to be placed in the name of Landlord (the costs of such utilities which shall be directly paid by Landlord, but will be included as part of Operating Expenses). Further, Tenant shall cooperate with the Landlord with respect to the submetering of utilities, transfer of control of the security systems, and any other changes to facilitate the reversion from a single tenant building back to a multi-tenant building. If Landlord decides (in Landlord’s discretion) to submeter the Premises with respect to any utility (the cost of the installation of the submeter shall be at Landlord’s expense), Tenant shall be fully liable for the payment of all such utility service consumed by the Premises (in lieu of paying what otherwise would have been its share of such particular utility component of Operating Expenses). Further, in the event Landlord does submeter the Premises with respect to any utility, Tenant covenants and agrees to pay to Landlord the amounts for consumption of such submetered utility as indicated by a submeter(s) measuring the demand for, and consumption of, the submetered electric current or other utility, as the case may be, in the Premises; provided, however, the rates payable by Tenant for such submetered (or separately metered) utility shall not exceed the rates payable by

Landlord to the applicable third-party utility companies, it being agreed that such submetered utility amounts shall be without markup or profit to Landlord. Any invoice sent by Landlord to Tenant for submetered utility charges shall be accompanied by the applicable submeter reading report and utility bills.
(b)    Other than the utilities referenced above, any other service contracts entered into by Tenant (such as contracts for pest control, live plant service and rug/doormat services) must be cancelled by Tenant or adjusted to service only the 3rd and 4th Floor Premises on or prior to the Surrender Date, it being acknowledged by Tenant that neither Landlord nor Newleaf nor any other third party will be responsible for the payment thereof.
(c)    Notwithstanding anything contained herein to the contrary, (i) on or around the Surrender Date, Landlord hereby agrees to enter into a separate contract for the cable television service for the Common Areas (the costs of which shall be included in Operating Expenses); and (ii) Landlord shall continue to pay directly for the janitorial services provided to the Building under Section 3 of the Original Lease (the costs of which shall continue to be included in Operating Expenses). Upon the Surrender Date, use by Tenant and its subtenants of the loading dock and on the first floor must be scheduled by Tenant (or its subtenant, as the case may be) at least 24 hours in advance (subject to availability), and requires, at Landlord’s discretion, accompaniment by an employee of Landlord or Landlord’s property manager, it being understood that the foregoing will revert back to being part of the Common Areas of the Property. Further, subject to the terms of this subparagraph (c), Tenant shall be required, at Tenant’s sole cost and expense (the “IT Rearrangement Costs”, which costs shall be in addition to the Demising Costs and shall not be subject to the Demising Costs Cap), to move its information technology infrastructure, server and other information technology equipment (the “IT Equipment”) currently located in the Surrendered Space to the designated closet in the Common Areas shown on Exhibit B attached hereto and by this reference made a part hereof (“New IT Closet”) and install a lock (and provide Landlord with key to same) and related hardware (including, without limitation, cages to secure Tenant’s IT Equipment and that of its subtenants) for the New IT Closet prior to the Surrender Date. If Tenant fails to move such IT Equipment to a New IT Closet prior to the Surrender Date, Landlord shall be permitted, in Landlord’s sole discretion, to move the IT Equipment to the New IT Closet at Tenant’s cost, which shall be invoiced to Tenant as Additional Rent. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that (i) Tenant shall not be required to remove or relocate the cellular communicator for the elevator phone that is currently located in the existing IT closet in the Surrendered Space, however, Landlord may pursue such work at its expense; (ii) Tenant shall be permitted to remove the copper wiring located in the existing IT closet in the Surrendered Space but shall not be required to relocate the same; the parties acknowledging that the information technology provider has indicated that copper wiring may not be available in the future; (iii) in connection with Tenant’s obligations to remove or relocate the IT Equipment referenced above, Landlord shall reasonably cooperate with Tenant to execute such commercially reasonable documentation as may be required (e.g., by information technology providers or permitting authorities) as may be required to permit such removal or relocation; and (iv) the parties shall reasonably coordinate to achieve cost efficiencies with respect to their respective removal and/or relocation (whether mandatory by Tenant or that Landlord may elect to pursue), which coordination may include, by way of example and not limitation, coordinating use of the same contractors or vendors, as well as coordination of timing and payment with Landlord’s property manager as may be reasonably directed by Landlord. Tenant and its subtenants shall have keys and access to the New IT Closet on a 24 hours per day/7 days per week basis. The parties acknowledge that the New IT Closet will potentially by used by multiple tenants and subtenants of the Building; however, Landlord agrees that (i) Tenant will be permitted to install cages for its IT Equipment (at Tenant’s cost) as well as cages for Tenant’s subtenants (at either Tenant or such subtenant’s cost); (ii) Tenant and its subtenants will have exclusive access to their respective IT Equipment in the New IT Closet (on an unlimited basis); and (iii) although there are not anticipated to be space related issues pertaining to equipment of tenants (and subtenants) utilizing the New IT Closet, should there be any issues with availability of space in the New IT Closet, Tenant shall be permitted to utilize a proportion of the overall space in the New IT Closet (for Tenant’s benefit and that of its subtenants) that is commensurate with the proportion of the space in the Building leased by Tenant.
(d)    Notwithstanding anything contained in the Lease to the contrary, upon the Surrender Date, the gym shall be deemed part of the Common Areas of the Building. Tenant and Tenant’s subtenants and their respective employees may use the gym on a non- exclusive basis with other tenants of the Building. There will be no annual or monthly membership fee or individual usage fee for the usage of the gym; provided, however, that (i) the maintenance, repair, operation and replacement costs applicable to the gym (including, but not limited to, the equipment therein) shall be included in Operating Expenses (subject to the Operating Expense Exclusions); and (ii) individual users may be required to execute Landlord’s commercially customary waiver prior to use.
8.    Extension of Term Exclusively for 3rd and 4th Floor Premises.
(a)    Upon June 30, 2031 (the “Current Expiration Date”), Tenant shall surrender the portions of the Premises on the second floors consisting of approximately 39,239 square feet of rentable area (the “2031 Surrender Space”) in accordance with the same terms and conditions set forth in Section 1 above for the Surrendered Space (other than the timing requirements set forth in such Section), except that effective on the Current Expiration Date, the 3rd and 4th Floor Premises shall thereafter be deemed to be the “Premises” under the Lease.
(b)    The Term of the Lease for the 3rd and 4th Floor Premises is hereby extended for a period of thirty-six (36) months commencing on July 1, 2031 (the “Extension Term Commencement Date”) and expiring on June 30, 2034, unless sooner terminated as is otherwise provided in the Lease (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Tenant acknowledges that Tenant has no further right or option to extend the Term of the Lease, and Section 1(b) of the Original Lease is hereby deleted in its entirety.
(c)    Commencing on the Extension Term Commencement Date and continuing through the Extension Term, Base Rent payable by Tenant for the 3rd and 4th Floor

Premises (based on 84,287 square feet of rentable area) shall be as follows, and shall be payable at the same times and in the same manner as set forth in the Lease:

Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
7/1/2031 – 6/30/2032	$47.35	$3,990,989.45	$332,582.45
7/1/2032 – 6/30/2033	$48.30	$4,071,062.10	$339,255.18
7/1/2033 – 6/30/2034	$49.26	$4,151,977.62	$345,998.14
(d)    In addition to Base Rent, Tenant shall continue to pay Tenant’s Share of Operating Expenses, Taxes and any other additional rent and charges due under the Lease during the Extension Term; provided, however, that commencing on the Extension Term Commencement Date, Tenant’s pro rata share (as defined in Section 2(b) of the Original Lease) shall be reduced to 55.36%.
9.    Termination of ROFO. Section 28 of the Original Lease (entitled “Right of First Offer/Expansion”) is hereby terminated and shall be of no further force and effect.
10.    Brokers. Landlord and Tenant each represent and warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than DCM Group who shall not be entitled to any commission payable by Tenant in connection with this Amendment. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.
11.    Letter Agreement. The certain Letter Agreement (“Letter”) dated as of April 24, 2024, by and between Landlord and Tenant is hereby void ab initio and of no force or effect.
12.    Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.
13.    Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument. Furthermore, the parties hereto each expressly agrees that if the signature of any party on this Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, an e-mailed “PDF”, or generated by electronic signature software such as DocuSign), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory; provided, however, either Landlord or Tenant may require an original wet signature.
14.    Authority; No Third-Party Consent. Landlord represents and warrants that it has the authority to enter into this Amendment and no consent or approval of any person or entity, including, without limitation, any ground lessor or any lender, is necessary for the consummation by Landlord of this Amendment that has not been obtained by Landlord prior to the full execution and delivery of this Amendment (subject only to the contingency set forth in Section 6 above).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.
LANDLORD:

1001 WARSON PROPERTY OWNER, LLC,
a Delaware limited liability company

By: /s/ Dave Liu
Name: Dave Liu
Its: Authorized Signatory

TENANT:

BENSON HILL HOLDINGS, INC. (f/k/a
Benson Hill, Inc.), a Delaware corporation

By: /s/ Susan Keefe     Name: Susan Keefe
Title: CFO

EXHIBIT A
THE SURRENDERED SPACE
[This Exhibit is in COLOR and the Surrendered Space is the shaded area labeled “Benson Hill”]

A-1

EXHIBIT B
NEW IT CLOSET LOCATION
[This Exhibit is in COLOR]

Common Area

1 FLOOR PLAN - FIRST FLOOR - SF
1" = 10'-0"

ARCTURIS
FIRST FLOOR - BOMA SF I HQ RESTACK SUITE 200 I 22-3257.00 I 02/08/24

B-1